Exhibit 10.2

TRANSITION EQUITY GRANT PARTICIPATION AGREEMENT

James Moore (“Participant”)

In consideration of the Participant’s entry into the Employment Agreement dated January 22, 2015, among the Participant, Atlantic Power Services, LLC (“Atlantic Services”) and Atlantic Power Corporation (“Atlantic Power Corporation”) (the “Employment Agreement”), Atlantic Services hereby grants to the Participant 523,256 notional shares (the “Transition Notional Shares”) subject to the terms of this Participation Agreement (this “Participation Agreement”).

In the event of an inconsistency between any existing employment agreement between Atlantic Services and the Participant and this Participation Agreement, the terms of this Participation Agreement shall govern.

1.              Vesting of Transition Notional Shares.  The Vesting Date with respect to the Transition Notional Shares shall be, provided the Participant remains employed by Atlantic Services upon such Vesting Date:

a.              With respect to 50% of the Transition Notional Shares (the “Performance-Based Notional Shares”), on or any time after the two (2) year anniversary of the Effective Date (as defined in the Employment Agreement) if the weighted average Canadian dollar closing price of Common Shares on the TSX for at least three (3) consecutive calendar months has exceeded the Market Price per Common Share determined as of January 22, 2015 by at least 50%.

b.              With respect to the remaining 50% of the Transition Notional Shares (the “Time-Based Notional Shares”), on the four (4) year anniversary of the Effective Date.

2.              Vesting Upon Termination of Employment.

a.              Death. If the Participant’s employment is terminated as a result of the Participant’s death, the Transition Notional Shares shall vest on the Participant’s Date of Termination.

b.              Disability.  In the event of the Participant’s Disability, the Transition Notional Shares shall vest on the Vesting Dates provided in Section 1 hereof as if the Participant continued to be actively employed on such Vesting Date.

c.               Retirement.  If the Participant’s employment is terminated by the Participant voluntarily after the Participant attains the age of 62, the Transition Notional Shares shall vest on the Vesting Dates provided in Section 1 hereof as if the Participant continued to be actively employed on such Vesting Date.

d.              Cause or Voluntarily.  If the Participant’s employment is terminated by Atlantic Services or its affiliates for Cause or voluntarily by the Participant other than for Good Reason, the Transition Notional Shares shall immediately and automatically be forfeited.

e.               Without Cause or for Good Reason.  In the event of the termination of the Participant’s employment (i) by Atlantic Services or its affiliates without Cause, or (ii) by the Participant for Good Reason, including a CIC Termination (as defined in the

Employment Agreement), the Transition Notional Shares shall vest (or not) as provided in the Employment Agreement with respect to such termination of employment.

3.              Committee’s Authority. The Committee shall have the sole and complete authority to make all determinations and to take all actions necessary or advisable for the implementation and administration of this Participation Agreement. All decisions and determinations of the Committee respecting this Participation Agreement shall be binding and conclusive on the Participant.

4.              Entitlement to Dividends on Transition Notional Shares. Each Transition Notional Share shall receive a credit equal to the amount of dividends paid per Common Share.  Such distributions shall be credited in the form of additional Transition Notional Shares immediately following any dividend on the Common Shares.  The number of Transition Notional Shares to be credited for each dividend will be equal to the amount of the dividend divided by the Market Price per Common Share determined on the payment date for the dividend.  Additional Transition Notional Shares credited pursuant to this Section 4 as a result of any dividend shall vest (or not) at such time and subject to such terms and conditions as apply to the Transition Notional Shares with respect to which such dividends were credited.

5.              Redemption of Vested Transition Notional Shares.

a.              In General. Effective as of the applicable Vesting Date, Atlantic Services shall, subject to Section 5(b) below, forthwith following the applicable Vesting Date, redeem the vested portion of the Participant’s Transition Notional Shares (including fractional Transition Notional Shares) by:

i.      making a lump sum cash payment (net of any applicable withholdings) to the Participant, if applicable, in respect of one-third of the Transition Notional Shares to be redeemed; and

ii.   exchanging two-thirds of the Transition Notional Shares to be redeemed for Common Shares.

b.              Payment of up to 100% Cash. Notwithstanding Section 5(a) above and Section 5(c) below, effective as of the Vesting Date, the Committee may elect to cause Atlantic Services to redeem the vested portion of the Participant’s Transition Notional Shares (including fractional Transition Notional Shares) by making a lump sum cash payment (net of any applicable withholdings) to the Participant, in respect of the Transition Notional Shares to be redeemed.

c.               Election for 100% of Common Shares.  Notwithstanding Section 5(a) above and subject to Section 5(b), the Participant may elect to redeem vested Transition Notional Shares for up to 100% Common Shares, provided that the Participant provides written notice of such election at least 30 days prior to the date of such redemption.

6.              Effect of Redemption or Forfeiture of National Shares. The Participant shall have no further rights respecting any Transition Notional Share that has been redeemed or forfeited.

7.              Calculation of Cash Payments. Lump sum cash payments made under Section 5 by Atlantic Holdings to the Participant in respect of Transition Notional Shares to be redeemed shall be calculated by multiplying the number of Transition Notional Shares to be redeemed by the Market Price per Common Share as at the Vesting Date, converted into United States dollars based on the closing rate of exchange published by the Bank of Canada on the Vesting Date.

8.              Section 409A.

a.              This Participation Agreement shall be administered in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, to the extent any provision of this Participation Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

b.              If any amount payable hereunder is payable upon a “separation from service” (within the meaning of Section 409A) of the Participant and at such time the Participant is considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.

c.               It is intended that each installment of any payments and provided to the Participant hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code.  None of Atlantic Services, Atlantic Power Corporation or the Participant shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

9.              Unfunded Plan. The obligations of Atlantic Power Corporation and Atlantic Services hereunder shall be unfunded.  The Participant’s rights hereunder shall be no greater than the rights of an unsecured general creditor of Atlantic Power Corporation.

10.       No Right of Employment. Neither this Participation Agreement nor any action hereunder shall be construed so as to give the Participant a right to continue as an employee of Atlantic Services, Atlantic Power Corporation or any of their affiliates.

11.       Non-Transferability. The Participant shall not be entitled to transfer, assign, charge, pledge or hypothecate, or otherwise alienate, whether by operation of law or otherwise, the Participant’s Transition Notional Shares or any rights the Participant has hereunder.

12.       Definitions.

a.              “Cause” has the meaning given in the Employment Agreement;

b.              “Committee” refers to the Compensation Committee of the Board of Directors of Atlantic Power Corporation;

c.               “Common Share” means a common share of Atlantic Power Corporation;

d.              “Date of Termination” has the meaning given in the Employment Agreement;

e.               “Disability” means an illness, disease, injury, mental or physical disability or similar mental or physical state of the Participant that causes the Participant to be unable to fulfill his or her obligations as an officer or other employee of Atlantic Power Corporation or any of its subsidiaries for a period of 90 consecutive days, or for an aggregate of 180 days in any 365-day period; provided that such condition constitutes a “disability” within the meaning of Treas. Reg. Section 1.409A-3(i)(4)(i);

f.                “Good Reason” has the meaning given in the Employment Agreement;

g.               “Market Price per Common Share” means the weighted average Canadian dollar closing price of Common Shares on the TSX for the fourteen trading days immediately preceding the applicable day; and

h.              “TSX” means the Toronto Stock Exchange.

IN WITNESS WHEREOF, the parties hereto have executed this Participation Agreement as of January 22, 2015.

ATLANTIC POWER SERVICES LLC

	By:	/s/ Terrence Ronan
Name: Terrence Ronan
Title: Vice President

Acknowledged and Agreed:

PARTICIPANT

/s/ James J. Moore, Jr.
James J. Moore, Jr.